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                                                                   EXHIBIT 99(1)

        Barbara Alexander Joins Harrah's Entertainment Board Of Directors

         LAS VEGAS, February 27, 2002 - Harrah's Entertainment, Inc. (NYSE:HET) announced today that Barbara Alexander, a Senior Advisor to UBS Warburg, has been appointed to serve on the Harrah's Entertainment Board of Directors, subject to regulatory approvals.

         Alexander is a former Managing Director of UBS Warburg and was founder and manager of the Construction and Furnishing Group (North America), part of the investment banking firm's Corporate Finance Department. She previously held high-level positions with Dillon Read, Salomon Brothers, Smith Barney, Harris Upham & Co., Inc., Investors Diversified Services and Wachovia Bank & Trust Company, N.A.

         Before her transition to a full-time role in investment banking, Alexander was a securities analyst who earned INSTITUTIONAL INVESTOR magazine's ranking as the No. 1 housing analyst in the United States. She is also a director of Centex Corporation, CRH plc and Homestore.com, Inc. and is an Executive Fellow at the Joint Center for Housing Studies at Harvard University.

         "It is a pleasure to welcome Barbara to our board," said Phil Satre, Harrah's Entertainment Chairman and Chief Executive Officer. "Her financial expertise and business acumen will serve us well as we plan the future of our company."

         Alexander is one of 10 outside directors on the 12-member Harrah's board. Satre and Gary Loveman, Harrah's Entertainment President and Chief Operating Officer, are the two company representatives on the board.
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         Founded in 1937, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technological leadership.

         More information about Harrah's Entertainment is available on the company's Web site, www.harrahs.com.